                                                                    EXHIBIT 11.1


                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE

                                                      Year Ended                      Nine Months Ended
                                                       June 30,                           March 31,
                                            --------------------------         -----------------------------
                                               1995              1996              1996              1997
                                             -------           -------           -------           -------
                                                                                         (Unaudited)
Net loss                                     $(4,970)         $(369,650)        $(170,507)        $(1,978,105)
Preferred stock dividend requirements              -                  -                 -              (6,267)
                                             -------          ---------         ---------         -----------
Net loss applicable to common stockholders   $(4,970)         $(369,650)        $(170,507)        $(1,984,372)
                                             =======          =========         =========         ===========
Calculation of shares outstanding for
  computing net loss per common and common
  equivalent share:
    Weighted average common shares
      outstanding                             43,500             43,500            43,500             905,765
    Adjustments to reflect requirements of
      the Securities and Exchange
      Commission (effect of SAB 83)        1,330,834          1,330,834         1,330,834             469,062
                                           ---------          ---------         ---------           ---------
    Weighted average common and common
      equivalent shares outstanding        1,374,334          1,374,334         1,374,334           1,374,827
                                           =========          =========         =========           =========

    Net loss per common and common
      equivalent share                     $       -              $(.27)            $(.12)             $(1.44)
                                           =========          =========         =========           =========

Calculation of shares outstanding for
  computing supplemental net loss per
  common and common equivalent share:
    Weighted average common shares
      outstanding                                                43,500                               905,765
    Effect of assumed conversion of
      preferred shares                                        1,618,594                             1,618,594
    Adjustments to reflect requirements of
      the Securities and Exchange
      Commission (effect of SAB 83)
                                                              1,330,834                               469,062
                                                              ---------                             ---------
    Supplemental weighted average common
      and common equivalent shares
      outstanding                                             2,992,928                             2,993,421
                                                              =========                             =========

    Supplemental net loss per common and
      common equivalent share

                                                            $     (.12)                           $     (.66)
                                                            ==========                            ==========